Exhibit 10.3

Statement of Terms of

Senior Executive Early Retirement

Supplemental Retirement Income Benefit

Company: Precision Castparts Corp.

Senior Executive: William D. Larsson

Early Retirement Date: December 31, 2008

Monthly Supplemental Retirement Income Benefit: $3,000

1. Background. Mr. Larsson has been a Company employee for many years and is now Senior Vice President and Chief Financial Officer of the Company. This arrangement provides for contingent compensation during retirement years, in recognition of Mr. Larsson’s long period of service with the Company and his transition to retirement effective December 31, 2008, and as consideration for Mr. Larsson’s agreement to the non-compete provisions described in 2 below and addressed in the Memorandum dated May 21, 2008 from the Company’s Chief Executive Officer. Mr. Larsson has agreed to the terms of the May 21, 2008 Memorandum.

2. Five-year non-compete. During the five calendar years immediately following Mr. Larsson’s December 31, 2008 retirement, Mr. Larsson must not directly or indirectly own (as an asset or equity owner, except for holdings of up to 5% of the equity shares of a publicly traded company), manage, operate, join, control or work as an employee, officer, director, consultant or independent contractor in any business that engages in any of the businesses in which PCC operates as of December 31, 2008. If Mr. Larsson does not comply with the non-compete provisions part way through the five year period, amounts already paid under this agreement to Mr. Larsson would not have to be returned by him but no payments under this agreement to him or to Mrs. Larsson would be made after the date of noncompliance.

3. Income Payments.

3.1 Primary benefit. Monthly income of $3,000 will be payable to Mr. Larsson starting with January, 2009 (subject to delayed payment in accordance with Internal Revenue Code Section 409A (409A) and 4.1 below) and ending with the earlier of the month in which Mr. Larsson’s date of death or violation of any contingency occurs.

3.2 Surviving spouse benefit. Monthly income of $3,000 will be payable to Mr. Larsson’s spouse Debra Larsson (Mrs. Larsson) for the rest of her life, starting with the month after the month during which Mr. Larsson’s death occurs, if they remain married until then. There is no opportunity to change beneficiaries, and no pre-retirement death benefit.

3.3 Taxable. Benefits under this arrangement are taxable. The Company pays its tax obligations, benefit recipients pay their tax obligations and the Company does not pick up any of recipients’ tax obligations. To the extent required or permitted by applicable law, the Company may withhold from any payments made under the arrangement any applicable federal, state or local taxes or may withhold from any other payment made to the recipient by the Company any applicable federal, state or local taxes arising from this arrangement.

3.4 No effects on other benefits. Other Company-provided benefits payable to Mr. Larsson or to Mrs. Larsson are not affected by the special income benefits provided under this arrangement. For example, Mr. Larsson’s benefits under the Precision Castparts Corp. Retirement Plan (RP) or under the Precision Castparts Corp. Frozen Supplemental Executive Retirement Program (SERP) are not reduced or increased as a result of benefits under this agreement. Receipt of benefits under this agreement may not be deferred under the Precision Castparts Corp. Executive Deferred Compensation Plan or under any other deferred compensation plan maintained by the Company or by an Affiliate.

4. Restrictions under Internal Revenue Code Section 409A.

4.1 Delay of initial payments. Monthly payments to Mr. Larsson for the first sixth months of retirement will be accumulated with interest at 6 percent simple interest per annum and paid to him with the monthly payment for the seventh month in accordance with 409A restrictions. If Mr. Larsson’s death occurs during the six month period, unpaid amounts for him relating to months up to and including month in which his death has occurred shall be paid as soon as practicable to Mrs. Larsson if she is then living, or if she is not then living unpaid amounts for him shall be paid as soon as practicable to his estate. Income amounts payable to Mrs. Larsson as surviving spouse, if they become payable during the initial six month period, are not subject to the 409A-required payment delay.

4.2 No options for time or form of payment of benefits. No optional forms of benefit payment or options relating to time of payment of benefit are available. Payments may not be accelerated or benefit rights cashed out in any circumstance, including without limitation change in control of the Company.

4.4 Nonassignment. Mr. Larsson and Mrs. Larsson cannot, directly or indirectly, assign or alienate any rights to receive any of the monthly income benefits and may not pledge rights to receive monthly income benefits as security for a debt or otherwise directly or indirectly assign or accelerate any economic benefit of rights to receive monthly income benefits.

4.5 Unfunded. Benefits will only be paid only from general Company assets. The Company will not set aside funds through a trust or employ any other means to accomplish payment of benefits other than from general Company assets.

4.6 Amendment. To the extent required to comply with 409A restrictions, the Company’s Chief Executive Officer (or any officer of the Company other than Mr. Larsson designated by the Chief Executive Officer) is authorized to amend the terms of this arrangement. Mr. Larsson will be immediately notified of any such amendment and the reason it is required to comply with 409A. Mr. Larsson agrees in advance to any such 409A-required amendment except to the extent that he reasonably determines the amendment is not required by 409A and notifies the Company of such determination. Any disagreement between Mr. Larsson and the Company about applicable 409A requirements will be resolved as described in 5.2 below. Other 409A-permitted amendments may be made by agreement of the Chief Executive Officer of the Company and Mr. Larsson, except that 409A-violating amendments may not be made and any improvement in Mr. Larsson’s benefits may only be made if approved by the Compensation Committee of the Board of Directors of the Company.

4.7 Tax Reporting. The Company will file applicable tax reports required by 409A and any other federal, state or local law relating to the value of or payment of benefits under this arrangement.

5. Other provisions:

5.1 Governing law. This arrangement is governed by Oregon law except to the extent preempted by the Employee Retirement Income Security Act of 1974 (ERISA). This is an unfunded deferred compensation arrangement for a selected executive, highly compensated employee and as such is intended to be governed by ERISA except to the extent that it is exempt from certain ERISA requirements including but not limited to certain minimum vesting, funding and reporting and disclosure requirements.

5.2 Administration and interpretation. The Chief Executive Officer of the Company is the Administrator of this arrangement. The scope of the Administrator’s authority, responsibilities and procedures shall be consistent with the authority, responsibilities and procedures of the RP’s Administrative Committee.

5.3 Entire agreement; other agreements. This document and its attachment together state the entire agreement of the parties with respect to the income payments for which this document provides. This document does not, however, state all agreements to which Mr. Larsson and the Company are parties, including without limitation other arrangements relating to Mr. Larsson’s retirement or employee benefits.

5.4 Effective Date. This arrangement is entered into as of May 21, 2008.

William D. Larsson

/s/ WILLIAM D. LARSSON
Signature Date signed: August 8, 2008

Precision Castparts Corp.

By:	/s/ MARK DONEGAN
Chief Executive Officer
Date signed: August 8, 2008

Attachment: Memorandum from Mark Donegan to Bill Larsson dated May 21, 2008, without attachments.

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